Exhibit 99.1
FOR IMMEDIATE RELEASE

Contact:

Investors:	Media:

Glenn Sblendorio	Chris Smith
Chief Financial Officer	Public Relations & Corporate Communications
T: 212-824-3100	T: 212-824-3203
F: 212-824-3240	F: 212-824-3240
E-mail: glenn.sblendorio@eyetech.com	E-mail : chris.smith@eyetech.com
www.eyetech.com	www.eyetech.com
Eyetech Reports Second Quarter 2005 Financial Results
- Gross Product Revenue for Macugen® (pegaptanib sodium injection) increased to $50 million in the second quarter from $25 million in the first quarter-
New York, NY – July 27, 2005 – Eyetech Pharmaceuticals, Inc. (Nasdaq: EYET), a biopharmaceutical company that specializes in the development and commercialization of novel therapeutics to treat diseases of the eye, today reported its consolidated financial results for the second quarter of 2005. Key results for the second quarter of 2005 included:
•	Total revenue was $57.1 million and Gross product revenue for Macugen was $49.7 million. Net product revenue was $47 million.

•	Net loss was $7.1 million or $5.6 million on a non-GAAP basis. Net loss was $0.16 per share or $0.13 per share on a non-GAAP basis compared to a net loss per share of $0.77 for the comparable period in 2004.
“Macugen, with its proven safety and efficacy, was the most prescribed treatment for patients with neovascular age-related macular degeneration during March and April, according to the most recent data available from Verispan, a company that tracks physician claims filed with Medicare and private payers,” said David R. Guyer,

Eyetech Reports Second Quarter 2005 Financial Results

M.D., Chief Executive Officer of Eyetech. “More and more, retina specialists rely on Macugen as the first and only VEGF inhibitor approved for the treatment of this devastating disease. Physician acceptance of Macugen continues to be widespread, rapid and strong.”
Of approximately 1,300 retina practices in the United States, 88% have ordered Macugen as of June 30th. Among the top 100 accounts representing 46% of Macugen revenue, sales grew 71% during the quarter and 25% in the last six weeks alone. In addition, an average of 16 new accounts ordered Macugen each week during the quarter. Eyetech provides this information to indicate the commercial performance of Macugen since its launch. Eyetech reserves the right not to, and does not intend to, report this information in the future.
Note: Eyetech’s non-GAAP net loss and non-GAAP loss per share for the second quarter exclude the effects of termination benefits of $1.5 million in connection with a reduction of 25 employees in the second quarter of 2005.
Second Quarter 2005 Financial Highlights

	Three Months Ended June 30,
	2005	2004
Revenue:
Gross product revenue	$49,667	$—
Less: Distribution service fees, allowance and returns	(2,681)	—

Net product revenue	46,986	—
License fees	3,060	1,250
Reimbursement of development costs	6,823	11,300
Other revenue	265	—

Total revenue	$57,134	$12,550

•	For the second quarter of 2005, total revenue was $57.1 million. Gross product revenue from Macugen was $49.7 million, while Net product revenue was $47.0 million. Gross product revenue represents shipments to our wholesale distribution network while Net product revenue represents Gross product revenue less

Eyetech Reports Second Quarter 2005 Financial Results

distribution service fees, allowances and returns. At June 30, 2005, we estimate that there was less than two weeks of Macugen supply in the wholesale distribution network based on current product demand. Macugen was launched in the United States on January 20, 2005.

Collaboration revenues were $10.1 million for the second quarter of 2005 compared to $12.6 million for the same period in 2004. Collaboration revenue in the second quarter of 2005 is comprised of $6.8 million in reimbursement of development costs from Pfizer Inc and $3.1 million from the amortization of deferred license fees compared to $11.3 million and $1.3 million, respectively, for the same period in 2004.

•	Cost of goods sold for the second quarter of 2005 includes costs associated with the manufacture of Macugen, royalty expense and other fees. Prior to the approval of Macugen by the FDA in December 2004, we expensed all costs associated with the manufacture of the active pharmaceutical ingredient (“API”) and certain raw materials used in the production of Macugen. Consequently, product cost for the quarter does not include costs associated with the manufacture of the API. Royalty expenses are paid under our agreements to Gilead Sciences, Isis Pharmaceuticals and Nektar Therapeutics and are based on net Macugen sales.

•	Research and development expenses were $22 million for the second quarter of 2005 compared to $33.9 million for the same period in 2004. The change in research and development expenses was primarily attributable to a $9.2 million reduction in licensing fees incurred in connection with regulatory filings in 2004 and an $7.6 million reduction in manufacturing related costs, which prior to the approval of Macugen had been included in Research and development expenses. These reductions were partially offset by an increase of $4.9 million in expenditures related to clinical trials for the use of Macugen in the treatment of neovascular AMD, diabetic macular edema (“DME”) and retinal vein occlusion (“RVO”) and pre-trial costs for a Phase IV Combination trial of Magugen and Visudyne verus Macugen, as well as discovery and development of other product candidates. We anticipate that research and development expenses will increase as we devote additional resources to research and development related projects.

Eyetech Reports Second Quarter 2005 Financial Results

•	Sales and marketing expenses increased to $11.9 million for the second quarter of 2005 from $6.2 million for the same quarter in 2004. The increase in sales and marketing expenses of $5.7 million was primarily related to an increase of $4.3 million in expenses relating to our sales field force and $2.4 million incurred in non- personnel promotional and marketing expenses.

•	General and administrative expenses were $3.6 million for the second quarter of 2005 compared to $4.3 million for the same quarter in 2004. General and administrative expense in the second quarter of 2004 included a $1.4 million charge related to a lease termination and a $1.0 million expense incurred in connection with a secondary offering of common stock. Excluding these charges, General and administrative expenses increased as result of Company growth.

•	Collaboration profit sharing of $18.8 million consists of Pfizer’s share of net product sales of Macugen less cost of goods sold within the United States.

•	Net loss attributable to common stockholders decreased to $7.1 million or $5.6 million excluding the termination benefits of $1.5 million for the second quarter of 2005 compared to $31.0 million for the same period in 2004. Included in Net loss was Non-cash equity compensation expense for the second quarter 2005 of $1.2 million compared with $3 million for the same period in 2004. Basic and diluted net loss per common share for the quarter ended June 30, 2005 was $0.16 or $0.13 excluding the termination benefits, compared to $0.77 in 2004. Pro forma basic and diluted loss per common share for the quarter ended June 30, 2004 was $0.77.

•	At June 30, 2005, Eyetech had $263.6 million in cash, cash equivalents and marketable securities. Accounts receivable and inventory totaled $55.1 million and $9.1 million, respectively, at June 30, 2005.

Eyetech Reports Second Quarter 2005 Financial Results

Outlook
For the year ending December 31, 2005, we are maintaining our forward-looking guidance for Net product revenue from the sale of Macugen at a range of $175-$190 million. In addition, we reaffirm our expectation of a continued trend toward profitability for the remainder of 2005.
Conference Call and Webcast Information
Eyetech will hold a conference call and webcast to discuss the results for the quarter and provide an update on the company’s progress towards stated performance goals on Thursday, July 28, 2005, at 11 a.m., E.S.T. Live audio of the conference call will be available to investors, members of the news media and the general public by dialing 888-275-0218 (in the United States) or 706-679-7756 (internationally). A playback of the call will be available through August 4, 2005 by dialing 800-642-1687, passcode 7698407 (in the United States), or 706-645-9291, passcode 7698407 (internationally). To access the call by live webcast, please log on to the Investor Relations section of Eyetech’s website at www.eyetech.com. An archived version of the webcast will be available at the same location through August 4, 2005.
In the event that any non-GAAP financial measure is discussed on the conference call that is not described in this release, related complementary information will be made available on the Investor Relations page of Eyetech’s website at www.eyetech.com as soon as practical after the conclusion of the conference call.
About Eyetech
Eyetech Pharmaceuticals, Inc. is a biopharmaceutical company that specializes in the development and commercialization of novel therapeutics to treat diseases of the eye. Eyetech’s initial focus is on diseases affecting the back of the eye. Eyetech is commercializing and further developing Macugen® (pegaptanib sodium injection) with Pfizer Inc for the treatment of neovascular AMD. Macugen is also being studied for other indications, including DME and RVO.

Eyetech Reports Second Quarter 2005 Financial Results

Safe Harbor Statement
This press release contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this press release regarding our strategy, future operations, future clinical trials, future financial position, future sales, future revenues, future profitability, projected costs, prospects, plans and objectives of management are forward-looking statements. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. Various important factors could cause actual results or events to differ materially from the forward-looking statements that we make, including risks related to continued acceptance of Macguen by the medical community, by patients receiving therapy and by third party payors; supplying sufficient quantities of Macugen to meet anticipated market demand; our dependence on third parties to manufacture Macugen; the impact of competitive products and potentially competitive product candidates; our dependence on our strategic collaboration with Pfizer; obtaining, maintaining and protecting the intellectual property incorporated into our product candidates; new information arising out of clinical trial results; successful recruitment of patients for the clinical development of Macugen in other indications; successful outcomes in the further clinical development of Macugen; regulatory approval of Macugen for other indications; and the success of Macugen’s recent launch generally. These and other risks are described in greater detail in the “Risk Factors” section of our most recent annual report on Form 10-Q filed with the United States Securities and Exchange Commission. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make. We do not assume any obligation to update any forward-looking statements.

Eyetech Reports Second Quarter 2005 Financial Results

EYETECH PHARMACEUTICALS, INC.
Condensed Consolidated Statements of Operations
(All amounts in thousands)
(Unaudited)

	Quarter Ended		Six Months Ended
	June 30,		June 30,
	2005	2004	2005	2004
Gross product revenue	$49,667	$—	$75,075	$—
Less: Distribution service fees, allowance and returns	(2,681)	—	(4,422)	—

Net product revenue	46,986	—	70,653	—
Collaboration revenue	10,148	12,550	21,032	24,262

Total revenue	57,134	12,550	91,685	24,262

Costs and expenses:
Cost of goods sold	9,780	—	14,517	—
Research and development	22,018	33,914	43,340	55,844
Sales and marketing	11,922	6,178	22,361	9,977
Collaboration profit sharing	18,756	—	28,221	—
General and administrative	3,560	4,319	9,168	5,962

Total costs and expenses	66,036	44,411	117,607	71,783

Operating loss	(8,902)	(31,861)	(25,922)	(47,521)

Interest income, net	1,834	839	3,466	1,488

Loss before income taxes	(7,068)	(31,022)	(22,456)	(46,033)
Provision for income taxes	—	—	—	—

Net loss	(7,068)	(31,022)	(22,456)	(46,033)
Preferred stock accretion	—	—	—	(816)

Net loss attributable to common stockholders	$(7,068)	$(31,022)	$(22,456)	$(46,849)

Basic and diluted net loss per common share	$(0.16)	$(0.77)	$(0.53)	$(1.38)

Weighted average common shares outstanding	42,991	40,389	42,680	33,960

Pro forma basic and diluted net loss per common share				$(1.23)

Pro forma weighted average common shares outstanding				38,123

     Each outstanding share of preferred stock of the company automatically converted into one share of common stock upon completion of the company’s initial public offering in February 2004. Accordingly, pro forma basic and diluted net loss per common share has been calculated assuming the preferred stock was converted as of the original date of issuance of the preferred stock. Pro forma common shares outstanding for the quarter ended June 30, 2004 of 38,123 is based on the conversion of 4,163 shares of our convertible preferred stock on a weighted average basis as of June 30, 2004. All shares were converted at June 30, 2005 and have been included in the weighted average common shares outstanding.

Eyetech Reports Second Quarter 2005 Financial Results

EYETECH PHARMACEUTICALS, INC.
Condensed Consolidated Balance Sheets
(All amounts in thousands)
(Unaudited)

	June 30, 2005	December 31, 2004

Cash and cash equivalents	$74,376	$40,780
Marketable securities	189,268	170,715
Other current assets	70,764	99,834
Net fixed assets and other assets	39,073	28,130

Total assets	$373,481	$339,459

Current liabilities	$81,937	$41,294
Long-term liabilities	7,956	7,321
Deferred revenue, less current portion	153,175	159,706
Stockholders’ equity	130,413	131,138

Total liabilities and stockholders’ equity	$373,481	$339,459